EXHIBIT 5.1

Law Offices

SEC Attorneys, LLC

Bank of America Building

980 Post Road East, 2nd Floor

Westport, Connecticut 06880

203.401.8089 Tel	Securities, Corporate, Franchise,
203.286.2267 Fax	Tax, International, Mergers and
SECAttorneys.com	Acquisitions and Related Matters

October 12, 2005

Heartland, Inc.

3300 Fernbrook Lane

Plymouth, MN 55447

Re:	Registration Statement on Form SB-2

Gentlemen:

We have acted as counsel for Heartland, Inc., a Maryland corporation (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended ("Act"), relating to the public sale of 35,000,000 shares of common stock of which 1,834,000 shares are offered for public resale by certain selling security holders. This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-B under the Act.

In connection with rendering the opinion as set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Articles of Incorporation, as amended, (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books, and (e) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, we are of the opinion that (i) the shares issuable by the Company pursuant to this Registration Statement will be validly issued, fully paid and nonassessable; and (ii) that the outstanding shares of common stock to be sold by the selling security holders will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving this consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

SEC ATTORNEYS, LLC

/s/ Jerry Gruenbaum

Jerry Gruenbaum. Esquire